Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	October 24, 2013
Phone: 408-736-6900 x168

AFOP REPORTS QUARTERLY YEAR-OVER-YEAR REVENUE INCREASES OF 86%.
GUIDANCE FOR YEAR-OVER-YEAR INCREASES OF 80% IN FOURTH QUARTER 2013

Sunnyvale, CA – October 24, 2013 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2013.

Revenues for the third quarter of 2013 totaled $23,074,000, an 86% increase from revenues of $12,390,000 reported in the third quarter of 2012, and a 21% increase from revenues of $19,039,000 reported in the previous quarter. The Company recorded net income for the third quarter of 2013 of $5,621,000, or $0.31 per share, based on 18.1 million shares outstanding, compared to $1,892,000, or $0.11 per share, based on 17.6 million shares outstanding for the third quarter of 2012. This compares to net income for the second quarter of 2013 of $4,282,000, or $0.24 per share, based on 17.5 million shares outstanding.

Included in expenses was stock-based compensation of $563,000 for the quarter ended September 30, 2013, $268,000 for the quarter ended September 30, 2012 and $411,000 for the quarter ended June 30, 2013.

Peter Chang, President and Chief Executive Officer, commented, “With the growing demand in data communication, we continued making progress in the business in the last quarter, and delivered record quarterly revenue exceeding the previous guidance. In addition, profit margins improved and resulted in record profits. The balance sheet continued to strengthen with improved inventory turns and a higher net cash balance.”

“Data bandwidth demands continue to increase and the next growth cycle in the fiber optics industry is emerging. While we are pleased with delivering record financial performance for this year, we are excited with the business prospects in the coming years. Even with year-end seasonal effects in the fourth quarter of 2013, we expect revenues in the quarter to be at a similar level, between $21.5M and $23.5M, which would represent 77% to 93% growth on a year over year basis. With this range of quarterly revenue, we believe we will end the year of 2013 with record sales and record profits as well.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. (Pacific) on October 24, 2013 to discuss AFOP’s third quarter 2013 financial results. Please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 75814791. AFOP will also provide a live webcast of its third quarter 2013 conference call at AFOP’s website: www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits, margins, and sales and the time periods thereof and our beliefs regarding demand for data communications and growth in the fiber optics industry are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and short-term investments	$45,674	$33,275
Accounts receivable, net	12,365	8,046
Inventories, net	10,236	6,933
Deferred tax asset	1,234	1,234
Other current assets	2,122	1,166
Total current assets	71,631	50,654

Long-term investments	10,408	10,274
Property and equipment, net	10,292	7,708
Deferred tax asset	2,468	2,468
Other assets	197	249
Total assets	$94,996	$71,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,242	$6,591
Accrued expenses and other liabilities	6,038	4,115
Total current liabilities	18,280	10,706
Long-term liability	604	616
Total liabilities	18,884	11,322
Stockholders' equity	76,112	60,031
Total liabilities and stockholders' equity	$94,996	$71,353

The condensed consolidated balance sheets and statements of operations reflect the 2-for-1 split of Common Stock in the form of a stock dividend effected on August 30, 2013.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30	Jun. 30	Sept. 30	Sept. 30	Sept. 30
	2013	2013	2012	2013	2012
Revenues	$23,074	$19,039	$12,390	$54,266	$34,452
Cost of revenues	14,218	11,759	7,979	33,722	22,688
Gross profit	8,856	7,280	4,411	20,544	11,764
Operating expenses:
Research and development	1,024	859	819	2,696	2,465
Sales and marketing	835	791	614	2,338	1,951
General and administrative	1,339	1,185	1,079	3,640	3,281
Total operating expenses	3,198	2,835	2,512	8,674	7,697
Income from operations	5,658	4,445	1,899	11,870	4,067
Interest and other income, net	173	163	194	469	504
Net income before taxes	$5,831	$4,608	$2,093	$12,339	$4,571
Income tax	(210)	(326)	(201)	(586)	(526)
Net income	$5,621	$4,282	$1,892	$11,753	$4,045

Net income per share:
Basic	$0.31	$0.24	$0.11	$0.67	$0.23
Diluted	$0.30	$0.23	$0.11	$0.65	$0.22

Weighted average shares outstanding:
Basic	18,056	17,498	17,581	17,584	17,638
Diluted	18,754	18,413	17,977	18,107	18,000

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$116	$64	$28	$215	$86
Research and development	71	46	32	149	92
Sales and marketing	132	96	65	295	188
General and administrative	244	205	143	595	420
Total	$563	$411	$268	$1,254	$786